Exhibit 99.1

	Contacts:	Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS FIRST QUARTER 2014 RESULTS

AND RAISES OUTLOOK FOR 2014

April 23, 2014 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) today reported results for the quarter ended March 31, 2014.

“We had an excellent first quarter, positioning us to raise our Outlook for 2014,” stated Ben Moreland, Crown Castle’s President and Chief Executive Officer. “We continue to see strong leasing activity from all four major wireless carriers as they continue to upgrade their networks for LTE and capacity enhancements. We expect the level of activity from the first quarter to continue through the remainder of the year, as reflected by our increased Outlook for 2014. Also, during the first quarter, we achieved a significant milestone, as we began operating as a REIT and paid our first-ever common stock dividend. With nearly 40,000 towers and 12,000 small cell nodes, I am pleased with our leadership position in the US. Further, our portfolio, combined with our proven track record of execution and disciplined capital allocation, positions us well to continue to meet the needs of wireless carriers, grow our dividend over time and deliver significant long-term total shareholder returns.”

CONSOLIDATED FINANCIAL RESULTS

Total revenue for the first quarter of 2014 increased 18% to $876 million from $740 million for the same period in 2013. Site rental revenue for the first quarter of 2014 increased $132 million, or 21%, to $747 million from $615 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased $81 million, or 19%, to $519 million in the first quarter of 2014 from $438 million in the same period in 2013. Adjusted EBITDA for the first quarter of 2014 increased $86 million, or 20%, to $527 million from $441 million in the same period in 2013.

Adjusted Funds from Operations (“AFFO”) increased 33% to $349 million in the first quarter of 2014, compared to $263 million in the first quarter of 2013. AFFO per share increased 17% to $1.05 in the first quarter of 2014, compared to $0.90 in the first quarter of 2013. Funds from Operations (“FFO”) increased 68% to $338 million in the first quarter of 2014, compared to $201 million in the first quarter of

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2013. FFO per share increased 46% to $1.01 in the first quarter of 2014, compared to $0.69 in the first quarter of 2013. During the first quarter of 2014, Crown Castle updated its definitions of FFO and AFFO. Under its current and previous definitions, Crown Castle’s first quarter 2014 results for FFO and AFFO exceeded its first quarter 2014 Outlook provided on January 22, 2014. See below for a discussion regarding the updated definitions and the reconciliations of non-GAAP financial measures.

Net income attributable to CCIC common stockholders for the first quarter of 2014 was $91 million, compared to $15 million of net income for the same period in 2013. Net income attributable to CCIC common stockholders per common share was $0.27 for the first quarter of 2014, compared to $0.05 per common share in the first quarter of 2013.

Crown Castle’s first quarter 2014 financial results include the impact of the AT&T tower transaction, which closed on December 16, 2013, and a one-time benefit of approximately $5 million related to a contract termination payment from Revol Wireless, which ceased operations earlier this year. Revol Wireless, a regional wireless carrier based in Ohio, previously generated annual site rental revenue of approximately $4 million.

FINANCING AND INVESTING ACTIVITIES

Since December 31, 2013, and after giving effect to Crown Castle’s most recent notes offering in April (“Notes Offering”), Crown Castle has refinanced or extended the maturities on $2.6 billion of its debt. During January 2014, Crown Castle extended the maturity on approximately $1.8 billion of its Tranche B Term Loan from January 2019 to January 2021. Further, during April 2014, Crown Castle closed its aforementioned Notes Offering, issuing $850 million of senior notes with a stated interest rate of 4.875% per annum. Net proceeds from the Notes Offering were used to repay $300 million of Senior Secured Tower Revenue Notes, which had an anticipated maturity date of January 2015. Crown Castle intends to use the remaining net proceeds, together with cash on hand, to redeem its outstanding 7.125% Senior Notes due 2019, pursuant to the previously announced redemption, on May 2, 2014. After giving effect to the Notes Offering and the application of proceeds therefrom, Crown Castle’s outstanding debt has a weighted average coupon of 4.2% per annum and a weighted average maturity of six years. Crown Castle anticipates annual cash interest expense savings from the Notes Offering and related transactions to be approximately $7 million.

During the first quarter of 2014, Crown Castle invested approximately $143 million in capital expenditures, comprised of $20 million of land purchases, $11 million of sustaining capital expenditures and $111 million of revenue generating capital expenditures.

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On March 31, 2014, Crown Castle paid its first quarter common stock dividend of $0.35 per common share, or approximately $117 million in aggregate. Further, during the first quarter of 2014, Crown Castle purchased 0.3 million of its common shares using $21 million in cash at an average price of approximately $74 per share. Diluted common shares outstanding at March 31, 2014 were 333.3 million.

As of March 31, 2014, Crown Castle had approximately $201 million in cash and cash equivalents (excluding restricted cash) and approximately $1.1 billion of availability under its revolving credit facility.

“We executed another terrific quarter, growing site rental revenue and Adjusted EBITDA by 21% and 20%, respectively, compared to first quarter 2013,” stated Jay Brown, Crown Castle’s Chief Financial Officer. “Given our excellent first quarter results, our recent financing activities and our increased expectations for the remainder of the year, we are raising our 2014 Outlook, including increasing the midpoint for site rental revenue, Adjusted EBITDA and AFFO by $11 million, $26 million and $28 million, respectively. Further, beginning this quarter, we are providing a new supplemental information package along with our earnings release. I believe the supplemental information package will assist investors in understanding and evaluating our business model and overall performance.”

SUPPLEMENTAL INFORMATION PACKAGE AND UPDATE TO EXISTING FINANCIAL METRICS

Crown Castle’s new supplemental information package, providing certain operational and financial highlights, is available on its website at http://investor.crowncastle.com. Crown Castle has updated its definitions of FFO and AFFO. Crown Castle presents FFO and AFFO as additional information because management believes these measures are useful indicators of the financial performance of Crown Castle’s core businesses. The updated definitions of FFO and AFFO are intended to reflect the recurring nature of Crown Castle’s site rental business and assist in comparing Crown Castle’s performance with the performance of its public tower company peers. Under the updated calculation of AFFO, Crown Castle reflects the benefit of prepaid rent from customers over the weighted-average life of customer contracts rather than in the period in which the prepaid rent was received. The updates to the definition of FFO were primarily made to present the periods shown in a manner consistent with our commencement of operations as a REIT on January 1, 2014. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Unless otherwise noted, FFO and AFFO as set forth in this release and the supplemental information package are presented based on the updated definitions. Crown Castle has provided reconciliations of the updated definitions of FFO and AFFO to the prior definitions below.

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OUTLOOK

This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission (“SEC”).

The following Outlook is based on current expectations and assumptions and assumes a US dollar to Australian dollar exchange rate of 0.89 US dollars to 1.0 Australian dollar for the remainder of 2014, including the second quarter.

As reflected in the table below, Crown Castle has increased the midpoint of its full year 2014 Outlook for site rental revenues, site rental gross margin, Adjusted EBITDA and AFFO by $11 million, $9 million, $26 million and $28 million, respectively. The increase in the midpoint of 2014 Outlook for site rental revenues is primarily attributable to a higher run-rate heading into second quarter 2014, expected strong leasing activity for the remainder of 2014 and Revol Wireless’ previously mentioned contract termination payment. At the midpoint of 2014 Outlook for site rental revenues, Crown Castle expects Organic Site Rental Revenue growth, before non-renewals, of approximately 9% year-over-year, comprised of approximately 5% from new leasing activity and approximately 4% from escalations on existing customer lease contracts.

The increase in the midpoint of 2014 Outlook for Adjusted EBITDA primarily reflects the previously mentioned increase in site rental gross margin and higher expected service gross margin contribution. The increase in the midpoint of 2014 Outlook for AFFO primarily reflects the impact from the aforementioned increase in Adjusted EBITDA and interest expense savings from the aforementioned financing activities offset by an expected increase in sustaining capital expenditures related to our corporate facilities.

Further, 2014 Outlook for site rental revenues includes the negative impact from leases that come to the end of their respective terms and are not renewed of approximately 2% of site rental revenues, of which approximately half is expected to come from typical non-renewal activity and approximately half is expected to come from Sprint’s decommissioning of their legacy Nextel iDEN network. Based on Sprint’s stated intention to decommission their iDEN network and Crown Castle’s contractual terms with Sprint, Crown Castle expects approximately 3% of its run-rate site rental revenues to be impacted by the iDEN network decommissioning. These iDEN leases have effective term-end dates spread evenly throughout 2014 and 2015. For a reconciliation of Organic Site Rental Revenue see below.

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In addition to the previously mentioned one-time benefit of approximately $5 million related to Revol Wireless’ contract termination payment during first quarter 2014, sequential growth from first quarter 2014 to second quarter 2014 is expected to be impacted by certain seasonal or timing items. Repair and maintenance and sustaining capital expenditures during second quarter 2014 are expected to be higher by $3 million and $11 million, respectively, as compared to the first quarter, reflecting the seasonal nature of certain activities consistent with prior years.

The following table sets forth Crown Castle’s current Outlook for second quarter 2014 and full year 2014:

(in millions, except per share amounts)	Second Quarter 2014	Full Year 2014
Site rental revenues	$740 to $745	$2,983 to $2,993
Site rental cost of operations	$230 to $235	$926 to $936
Site rental gross margin	$507 to $512	$2,052 to $2,062
Adjusted EBITDA	$516 to $521	$2,066 to $2,081
Interest expense and amortization of deferred financing costs(a)	$142 to $147	$570 to $580
FFO(c)	$283 to $288	$1,276 to $1,291
AFFO(c)	$326 to $331	$1,346 to $1,361
AFFO per share(b)(c)	$0.98 to $0.99	$4.04 to $4.08
Net income (loss)	$32 to $65	$298 to $382
Net income (loss) per share - diluted(b)	$0.10 to $0.19	$0.89 to $1.15
Net income (loss) attributable to CCIC common stockholders	$20 to $53	$249 to $333
Net income (loss) attributable to CCIC common stockholders per share - diluted(b)	$0.06 to $0.16	$0.75 to $1.00

(a)	See the reconciliation of “Components of interest expense and amortization of deferred financing costs” herein for a discussion of non-cash interest expense.
(b)	Based on 333.3 million diluted shares outstanding as of March 31, 2014.
(c)	Reflects the updated definitions as discussed and reconciled herein.

CONFERENCE CALL DETAILS

Crown Castle has scheduled a conference call for Thursday, April 24, 2014, at 10:30 a.m. Eastern Time. The conference call may be accessed by dialing 480-629-9835 and asking for the Crown Castle call at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Supplemental materials for the call will be posted on the Crown Castle website at http://investor.crowncastle.com.

A telephonic replay of the conference call will be available from 12:30 p.m. Eastern Time on Thursday, April 24, 2014, through 11:59 p.m. Eastern Time on Thursday, May 1, 2014, and may be accessed by dialing 303-590-3030 using access code 4671206. An audio archive will also be available on the company’s website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages approximately 40,000 and 1,800 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations

This press release includes presentations of Adjusted EBITDA, Funds from Operations, Adjusted Funds from Operations, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of AFFO for periods prior to our REIT conversion.

Our measures of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by REITs. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including with respect to the impact of income taxes for periods prior to our REIT conversion.

Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.

Crown Castle has updated its definitions of FFO and AFFO. The updated definitions of FFO and AFFO are intended to reflect the recurring nature of Crown Castle’s site rental business and assist in comparing Crown Castle’s performance with the performance of its public tower company peers. Under the updated calculation of AFFO, Crown Castle reflects the benefit of prepaid rent from customers over the weighted-average life of customer contracts rather than in the period in which the prepaid rent was received. The updates to the definition of FFO were primarily made to present the periods shown in a manner which is consistent with our commencement of operations as a REIT on January 1, 2014. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Unless otherwise noted, FFO and AFFO as set forth in this release and the supplemental information package are presented based on the updated definitions. Crown Castle has provided reconciliations of the updated definitions of FFO and AFFO to the prior definitions below.

Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of change in accounting principle, income (loss) from discontinued operations, and stock-based compensation expense.

Funds from Operations (“FFO”). Crown Castle defines Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.

FFO per share. Crown Castle defines FFO per share as FFO divided by the diluted weighted average common shares outstanding.

FFO, as previously defined. Crown Castle defines FFO, as previously defined, as FFO plus non-cash portion of tax provision, less asset write-down charges and noncontrolling interest.

Adjusted Funds from Operations (“AFFO”). Crown Castle defines Adjusted Funds from Operations as FFO before straight-line revenue, straight-line expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, gains (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less capital improvement capital expenditures and corporate capital expenditures.

AFFO per share. Crown Castle defines AFFO per share as AFFO divided by diluted weighted average common shares outstanding.

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AFFO, as previously defined. Crown Castle defines AFFO, as previously defined, as AFFO plus prepaid rent received less amortization of prepaid rent.

Site Rental Revenues, as Adjusted. Crown Castle defines Site Rental Revenues, as Adjusted, as site rental revenues, as reported, less straight-line revenues.

Organic Site Rental Revenues. Crown Castle defines Organic Site Rental Revenues as site rental revenues, as reported, less straight-line revenues, the impact of tower acquisitions and construction, foreign currency adjustments and certain non recurring items.

Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as buildings, information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers’ ongoing quiet enjoyment of the tower.

The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA for the three months ended March 31, 2014 and 2013 is computed as follows:

	For the Three Months Ended

	March 31, 2014	March 31, 2013

(in millions)
Net income (loss)	$102.8	$16.7
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	2.7	3.7
Acquisition and integration costs	5.7	1.6
Depreciation, amortization and accretion	250.2	186.5
Amortization of prepaid lease purchase price adjustments	3.9	3.9
Interest expense and amortization of deferred financing costs(a)	146.4	164.4
Gains (losses) on retirement of long-term obligations	—	35.9
Interest income	(0.2)	(0.3)
Other income (expense)	2.7	0.6
Benefit (provision) for income taxes	(0.2)	17.7
Stock-based compensation expense	12.9	10.1

Adjusted EBITDA(b)	$527.0	$440.8

(a)	See the reconciliation of “Components of interest expense and amortization of deferred financing costs” herein for a discussion of non-cash interest expense.
(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

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Adjusted EBITDA for the quarter ending June 30, 2014 and the year ending December 31, 2014 is forecasted as follows:

	Q2 2014	Full Year 2014
(in millions)	Outlook	Outlook

Net income (loss)	$32 to $65	$298 to $382
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$2 to $4	$6 to $16
Acquisition and integration costs	$2 to $6	$13 to $23
Depreciation, amortization and accretion	$248 to $253	$991 to $1,011
Amortization of prepaid lease purchase price adjustments	$3 to $5	$15 to $17
Interest expense and amortization of deferred financing costs(a)	$142 to $147	$570 to $580
Gains (losses) on retirement of long-term obligations	$46 to $46	$46 to $46
Interest income	$(1) to $1	$(2) to $0
Other income (expense)	$0 to $2	$3 to $5
Benefit (provision) for income taxes	$(1) to $3	$2 to $10
Stock-based compensation expense	$15 to $17	$55 to $60

Adjusted EBITDA(b)	$516 to $521	$2,066 to $2,081

(a)	See the reconciliation of “Components of interest expense and amortization of deferred financing costs” herein for a discussion of non-cash interest expense.
(b)	The above reconciliation excludes line items included in our Adjusted EBITDA definition which are not applicable for the periods shown.

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FFO and AFFO for the quarter ending June 30, 2014 and the year ending December 31, 2014 are forecasted as follows (based upon updated definitions):

	Q2 2014	Full Year 2014
(in millions, except share and per share amounts)	Outlook	Outlook

Net income	$32 to $65	$298 to $382
Real estate related depreciation, amortization and accretion	$243 to $246	$970 to $985
Asset write-down charges	$2 to $4	$6 to $16
Adjustment for noncontrolling interest (a)	$(2) to $2	$(7) to $1
Dividends on preferred stock	$(11) to $(11)	$(44) to $(44)

FFO(c)(d)	$283 to $288	$1,276 to $1,291

FFO (from above)	$283 to $288	$1,276 to $1,291

Adjustments to increase (decrease) FFO:
Straight-line revenue	$(55) to $(50)	$(196) to $(181)
Straight-line expense	$23 to $28	$94 to $109
Stock-based compensation expense	$15 to $17	$55 to $60
Non-cash portion of tax provision	$(4) to $1	$(10) to $5
Non-real estate related depreciation, amortization and accretion	$5 to $7	$21 to $26
Amortization of non-cash interest expense	$20 to $24	$75 to $86
Other (income) expense	$0 to $2	$3 to $5
Gains (losses) on retirement of long-term obligations	$46 to $46	$46 to $46
Acquisition and integration costs	$2 to $6	$13 to $23
Adjustment for noncontrolling interest (a)	$2 to $(2)	$7 to $(1)
Capital improvement capital expenditures	$(10) to $(8)	$(35) to $(33)
Corporate capital expenditures	$(14) to $(12)	$(41) to $(39)

AFFO(d)	$326 to $331	$1,346 to $1,361

Weighted average common shares outstanding — diluted (b)	333.3	333.3

AFFO per share (d)	$0.98 to $0.99	$4.04 to $4.08

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.
(b)	Based on diluted shares outstanding as of March 31, 2014.
(c)	FFO, as previously defined, for Full Year 2014 Outlook was previously forecasted on January 22, 2014 as $1,284 million to $1,299 million, which is exclusive of the net impact from the update of the definition of $11 million to $21 million, which amounts include the adjustment for non-cash portion of tax provision, and excluding the adjustment for asset write down charges and noncontrolling interests.
(d)	See also “Supplemental Information Package and Update to Existing Financial Metrics” and “Definitions of Non-GAAP Measures and Other Calculations” herein for a discussion of the updated definition of FFO and AFFO.

Previously issued AFFO Outlook for the quarter ending March 31, 2014 and the year ending December 31, 2014 recalculated using updated AFFO definition:

	Q1 2014	Full Year 2014
(in millions of dollars)	Outlook	Outlook

AFFO Outlook, as previously defined (reported on January 22, 2014)	$370 to $375	$1,496 to $1,511
Prepaid rent received	$(58) to $(63)	$(259) to $(274)
Amortization of prepaid rent	$17 to $22	$81 to $96

AFFO Outlook(a)	$329 to $334	$1,318 to $1,333

(a)	See also “Supplemental Information Package and Update to Existing Financial Metrics” and “Definitions of Non-GAAP Measures and Other Calculations” herein for a discussion of the updated definition of FFO and AFFO.

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Organic Site Rental Revenue growth for the year ending December 31, 2014 is forecasted as follows:

	Midpoint of Full Year
(in millions of dollars)	2014 Outlook	Full Year 2013

GAAP site rental revenues	$2,988	$2,504
Site rental straight-line revenues	(188)	(219)

Site Rental Revenues, as Adjusted(a)(c)	2,800	2,285
Cash adjustments:
FX and other	6
New tower acquisitions and builds	(383)

Organic Site Rental Revenue(a)(b)(c)	$2,424
Year-Over-Year Revenue Growth
GAAP site rental revenues	19.3%
Site Rental Revenues, as Adjusted	22.5%
Organic Site Rental Revenues(d)(e)	6.1%

(a)	Includes amortization of prepaid rent.
(b)	Includes Site Rental Revenues, as Adjusted, from the construction of new small cell nodes.
(c)	See “Definitions of Non-GAAP Measures and Other Calculations” herein.
(d)	Year-over-year Organic Site Rental Revenue growth for the year ending December 31, 2014:

Midpoint of Full Year 2014 Outlook

New leasing activity	5.1%
Escalators	3.6%

Organic Site Rental Revenue growth, before non-renewals	8.8%
Non-renewals	(2.7)%

Organic Site Rental Revenue growth	6.1%

(e)	Calculated as the percentage change from Site Rental Revenue, as Adjusted, for the prior period when compared to Organic Site Rental Revenue for the current period.

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FFO and AFFO for the three months ended March 31, 2014 and 2013 are computed as follows (based upon updated definitions):

	For the Three Months Ended

(in millions, except share and per share amounts)	March 31, 2014		March 31, 2013

Net income	$102.8		$16.7
Real estate related depreciation, amortization and accretion	244.4		181.8
Asset write-down charges	2.7		3.7
Adjustment for noncontrolling interest (a)	(1.3)		(1.3)
Dividends on preferred stock	(11.0)		—

FFO(c)	$337.7	(e)	$200.9	(d)

Weighted average common shares outstanding — diluted	333.0		292.6

FFO per share(c)	$1.01		$0.69

FFO (from above)	337.7		200.9
Adjustments to increase (decrease) FFO:
Straight-line revenue	(50.8)		(59.4)
Straight-line expense	26.4		20.7
Stock-based compensation expense	12.9		10.1
Non-cash portion of tax provision	(2.3)		16.1	(b)
Non-real estate related depreciation, amortization and accretion	5.8		4.7
Amortization of non-cash interest expense	20.9		36.9
Other (income) expense	2.7		0.6
Gains (losses) on retirement of long-term obligations	—		35.9
Acquisition and integration costs	5.7		1.6
Adjustment for noncontrolling interest (a)	1.3		1.3
Capital improvement capital expenditures	(3.9)		(3.3)
Corporate capital expenditures	(7.6)		(3.6)

AFFO(c)	$348.7		$262.6

Weighted average common shares outstanding — diluted	333.0		292.6

AFFO per share(c)	$1.05		$0.90

AFFO (from above)	$348.7		$262.6
Prepaid rent received	68.2		43.7
Amortization of prepaid rent	(19.1)		(15.0)

AFFO, as previously defined (c)	$397.9		$291.3

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.
(b)	Adjusts the income tax provision for 2013 to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result, income tax expense (benefit) is lower by the amount of the adjustment.
(c)	See “Supplemental Information Package and Update to Existing Financial Metrics” and “Non-GAAP Financial Measures and Other Calculations” herein for a discussion of the updated definitions of FFO and AFFO.
(d)	FFO, as previously defined, for Q1 of 2013 was previously reported as $214.6 million, which is exclusive of the net impact from the update of the definition of $13.7 million, which amount includes the adjustment for non-cash portion of tax provision and excludes the adjustments for asset write down charges and noncontrolling interests.
(e)	FFO, as previously defined, for Q1 of 2014 was $333.9 million, which is exclusive of the net impact from the update of the definition of $3.8 million, which amount includes the adjustment for non-cash portion of tax provision excludes the adjustments for asset write-down charges and noncontrolling interests.

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FFO and AFFO for the quarters ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013 are computed as follows:

	For the Three Months Ended
(in millions of dollars, except share and per share amounts)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Net income	$16.7	$53.4	$46.5	$(22.7)
Real estate related depreciation, amortization and accretion	181.8	188.0	192.7	198.6
Asset write-down charges	3.7	3.1	3.9	4.2
Adjustment for noncontrolling interest(a)	(1.3)	(1.0)	(0.6)	(0.9)

FFO(c)	$200.9	$243.5	$242.4	$179.2

Weighted average common shares outstanding — diluted	292.6	292.7	291.4	319.6

FFO per share(c)	$0.69	$0.83	$0.83	$0.56

FFO (from above)	200.9	243.5	242.4	179.2
Adjustments to increase (decrease) FFO:
Straight-line revenue	(59.4)	(56.9)	(53.3)	(49.0)
Straight-line expense	20.7	20.6	20.6	19.1
Stock-based compensation expense	10.1	9.6	10.2	11.9
Non-cash portion of tax provision(b)	16.1	34.7	32.5	108.4
Non-real estate related depreciation, amortization and accretion	4.7	2.6	2.7	3.1
Amortization of non-cash interest expense	36.9	20.6	20.8	21.0
Other (income) expense	0.6	(0.5)	0.6	3.1
Gains (losses) on retirement of long-term obligations	35.9	0.6	—	0.6
Acquisition and integration costs	1.6	7.2	4.4	12.8
Adjustment for noncontrolling interest(a)	1.3	1.0	0.6	0.9
Capital improvement capital expenditures	(3.3)	(2.4)	(3.7)	(9.9)
Corporate capital expenditures	(3.6)	(7.7)	(6.5)	(10.7)

AFFO(c)	$262.6	$272.9	$271.3	$290.6

Weighted average common shares outstanding — diluted	292.6	292.7	291.4	319.6

AFFO per share(c)	$0.90	$0.93	$0.93	$0.91

AFFO (from above)	$262.6	$272.9	$271.3	$290.6
Prepaid rent received	43.7	45.9	63.9	87.8
Amortization of prepaid rent	(15.0)	(14.9)	(17.1)	(19.7)

AFFO, as previously defined(c)	$291.3	$303.9	$318.2	$358.7

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.
(b)	Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result income tax expense (benefit) is lower by the amount of the adjustment.
(c)	See “Supplemental Information Package and Update to Existing Financial Metrics” and “Non-GAAP Financial Measures and Other Calculations” herein for a discussion of the updated definitions of FFO and AFFO.

News Release continued:	Page 13

FFO and AFFO for the years ended December 31, 2013, 2012, 2011, and 2010 are computed as follows:

	For the Years Ended December 31,
(in millions of dollars, except share and per share amounts)	2013	2012	2011	2010
Net income	$93.9	$200.9	$171.5	$(311.3)
Real estate related depreciation, amortization and accretion	761.1	601.4	531.9	522.5
Asset write-down charges	14.9	15.5	22.3	13.7
Adjustment for noncontrolling interest(a)	(3.8)	(12.3)	(0.4)	0.3
Dividends on preferred stock	—	(2.5)	(19.5)	(19.9)

FFO(c)	$866.0	$803.0	$705.7	$205.4

Weighted average common shares outstanding — diluted	299.3	291.3	285.9	286.8

FFO per share(c)	$2.89	$2.76	$2.47	$0.71

FFO (from above)	866.0	803.0	705.7	205.4
Adjustments to increase (decrease) FFO:
Straight-line revenue	(218.6)	(251.3)	(200.0)	(161.7)
Straight-line expense	81.0	54.1	39.0	38.7
Stock-based compensation expense	41.8	47.4	36.0	40.0
Non-cash portion of tax provision(b)	191.7	(106.7)	5.0	(29.0)
Non-real estate related depreciation, amortization and accretion	13.1	21.2	21.1	18.3
Amortization of non-cash interest expense	99.2	109.3	102.9	85.5
Other (income) expense	3.9	5.4	5.6	0.6
Gains (losses) on retirement of long-term obligations	37.1	132.0	—	138.4
Net gain (loss) on interest rate swaps	—	—	—	286.4
Acquisition and integration costs	26.0	18.3	3.3	2.1
Adjustment for noncontrolling interest(a)	3.8	12.3	0.4	(0.3)
Capital improvement capital expenditures	(19.3)	(21.6)	(14.0)	(14.8)
Corporate capital expenditures	(28.4)	(15.5)	(9.4)	(9.5)

AFFO(c)	$1,097.3	$807.8	$695.7	$599.9

Weighted average common shares outstanding — diluted	299.3	291.3	285.9	286.8

AFFO per share(c)	$3.67	$2.77	$2.43	$2.09

AFFO (from above)	$1,097.3	$807.8	$695.7	$599.9
Prepaid rent received	241.5	117.4	34.4	17.0
Amortization of prepaid rent	(66.7)	(41.6)	(12.9)	(5.6)
Dividends on preferred stock	—	2.5	19.5	19.9

AFFO, as previously defined(c)	$1,272.1	$886.1	$736.7	$631.2

(a)	Inclusive of the noncontrolling interest related to real estate related depreciation, amortization and accretion and asset write-downs.
(b)	Adjusts the income tax provision to reflect our estimate of the cash taxes had we been a REIT, which predominately relates to foreign taxes paid. As a result income tax expense (benefit) is lower by the amount of the adjustment.
(c)	See “Supplemental Information Package and Update to Existing Financial Metrics” and “Non-GAAP Financial Measures and Other Calculations” herein for a discussion of the updated definitions of FFO and AFFO.

News Release continued:	Page 14

Other Calculations:

The components of interest expense and amortization of deferred financing costs for the three months ended March 31, 2014 and 2013 are as follows:

	For the Three Months Ended
(in millions)	March 31, 2014	March 31, 2013
Interest expense on debt obligations	$125.5	$127.4
Amortization of deferred financing costs	5.6	9.0
Amortization of adjustments on long-term debt	(1.0)	11.4
Amortization of interest rate swaps(a)	16.2	16.3
Other, net	—	0.2

Interest expense and amortization of deferred financing costs	$146.4	$164.4

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

The components of interest expense and amortization of deferred financing costs for the quarter ending June 30, 2014 and the year ending December 31, 2014 are forecasted as follows:

(in millions)	Q2 2014 Outlook	Full Year 2014 Outlook
Interest expense on debt obligations	$123 to $125	$489 to $499
Amortization of deferred financing costs	$6 to $7	$21 to $23
Amortization of adjustments on long-term debt	$(1) to $0	$(5) to $(3)
Amortization of interest rate swaps (a)	$15 to $17	$60 to $65
Other, net	$0 to $0	$(1) to $1

Interest expense and amortization of deferred financing costs	$142 to $147	$570 to $580

(a)	Relates to the amortization of interest rate swaps, all of which has been cash settled in prior periods.

Debt balances and maturity dates as of March 31, 2014, after giving effect to the issuance of the 4.875% Senior Notes in April 2014, the April 2014 repayment of the Tower Revenue Notes, Series 2010-1 and the anticipated May 2014 redemption of the 7.125% Senior Notes:

(in millions)
	Face Value	Final Maturity
Revolver	$368.0	Nov. 2018/Jan 2019
Term Loan A	658.4	Nov. 2018/Jan 2019
Term Loan B	2,857.0	Jan. 2019/Jan. 2021
4.875% Senior Notes	850.0	Apr. 2022
5.25% Senior Notes	1,650.0	Jan. 2023
2012 Senior Notes(a)	1,500.0	Dec. 2017/Apr. 2023
Senior Secured Notes, Series 2009-1(b)	175.1	Various
Senior Secured Tower Revenue Notes, Series 2010-2-2010-3(c)	1,600.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(d)	1,550.0	Various
WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1(e)	273.0	Nov. 2040
Capital Leases and Other Obligations	136.8	Various

Total Debt	$11,618.3

Less: Cash and Cash Equivalents(f)	$199.9

Net Debt	$11,418.4

(a)	The 2012 Senior Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

News Release continued:	Page 15

(b)

The Senior Secured Notes, Series 2009-1 consist of $105.1 million of principal as of March 31, 2014 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(c)	The Senior Secured Tower Revenue Notes Series 2010-2 and 2010-3 have principal amounts of $350.0 million and $1.3 billion with anticipated repayment dates of 2017 and 2020, respectively.
(d)

The Senior Secured Tower Revenue Notes Series 2010-4, 2010-5 and 2010-6 have principal amounts of $250.0 million, $300.0 million and $1.0 billion with anticipated repayment dates of 2015, 2017 and 2020, respectively.

(e)

The WCP Secured Wireless Site Contracts Revenue Notes, Series 2010-1 (“WCP Securitized Notes”) were assumed in connection with the WCP acquisition. If the WCP Securitized Notes are not repaid in full by their anticipated repayment dates in 2015, the applicable interest rate increases by an additional approximately 5% per annum. If the WCP Securitized Notes are not repaid in full by their rapid amortization date of 2017, monthly principal payments commence.

(f)	Excludes restricted cash.

Sustaining capital expenditures for the three months ended March 31, 2014 and 2013 is computed as follows:

	For the Three Months Ended

(in millions)	March 31, 2014	March 31, 2013
Capital Expenditures	$142.9	$116.4
Less: Land purchases	20.4	16.0
Less: Wireless infrastructure construction and improvements	111.1	93.5

Sustaining capital expenditures	$11.4	$6.9

News Release continued:	Page 16

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections, Outlook and estimates regarding (i) demand for our sites and services, (ii) leasing activity, including the impact on our results and Outlook, (iii) carrier network enhancements, (iv) dividends, including our dividend plans, timing and the amount and growth of any dividends, (v) long-term total stockholder returns, (vi) our debt financings and refinancings, including use of proceeds and interest expense savings, (vii) the supplemental information package, including the utility thereof, (viii) currency exchange rates, (ix) capital expenditures, including repairs and maintenance and sustaining capital expenditures, (x) organic revenue growth, (xi) non-renewal of leases and the impact therefrom, (xii) the impact of the iDEN network decommissioning, (xiii) tenant non-renewal, (xiv) seasonal and timing items, (xv) site rental revenues and Site Rental Revenues, as Adjusted, (xvi) site rental cost of operations, (xvii) site rental gross margin and services gross margin, (xviii) Adjusted EBITDA, (xix) interest expense and amortization of deferred financing costs, (xx) FFO, including on a per share basis, (xxi) AFFO, including on a per share basis, (xxii) Organic Site Rental Revenue and Organic Site Rental Revenue growth, (xxiii) net income (loss), including on a per share basis, (xxiv) prepaid rents, (xxv) our common shares outstanding, including on a diluted basis, (xxvi) the utility of certain financial measures, including non-GAAP financial measures, and (xxvii) the utility of our updated definitions of FFO and AFFO. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•

Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•

A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues or reduce demand for our wireless infrastructure and network services.

•

Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•

We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.
•

As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•

The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify or manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.
•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.
•	If we fail to retain rights to our wireless infrastructure, including the land under our sites, our business may be adversely affected.
•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•

The expansion and development of our business, including through acquisitions, increased product offerings, or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•

If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

•

Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

News Release continued:	Page 17

•	We may be adversely affected by our exposure to changes in foreign currency exchange rates relating to our operations in Australia.
•

Future dividend payments to our common stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions may impact the availability or cost of such financing, which could hinder our ability to grow our per share results of operations.

•

Qualifying and remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•

Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•

If we fail to pay scheduled dividends on the 4.50% Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our Common Stock, which may jeopardize our status as a REIT.

•

We have limited experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our financial condition, cash flow, the per share trading price of our common stock, or our ability to satisfy debt service obligations.

•	We expect to pursue certain REIT-related ownership limitations and transfer restrictions with respect to our capital stock.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC.

News Release continued:	Page 18

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands)

	March 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$200,537	$223,394
Restricted cash	163,953	183,526
Receivables, net	245,556	249,925
Prepaid expenses	132,026	132,003
Deferred income tax assets	26,972	26,714
Other current assets	83,224	77,121

Total current assets	852,268	892,683
Deferred site rental receivables	1,129,678	1,078,995
Property and equipment, net	8,927,218	8,947,677
Goodwill	4,934,148	4,916,426
Other intangible assets, net	3,997,518	4,057,865
Deferred income tax assets	14,746	19,008
Long-term prepaid rent, deferred financing costs and other assets, net	714,090	682,254

Total assets	$20,569,666	$20,594,908

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$127,053	$145,390
Accrued interest	64,561	65,582
Deferred revenues	255,323	260,114
Other accrued liabilities	155,868	181,715
Current maturities of debt and other obligations	105,467	103,586

Total current liabilities	708,272	756,387
Debt and other long-term obligations	11,467,859	11,490,914
Deferred income tax liabilities	52,134	56,513
Deferred credits and other liabilities	1,406,734	1,349,919

Total liabilities	13,634,999	13,653,733

Commitments and contingencies
CCIC stockholders’ equity:
Common stock, $.01 par value; 600,000,000 shares authorized; shares issued and outstanding: March 31, 2014—333,795,981 and December 31, 2013—334,070,016	3,338	3,341
4.50% Mandatory Convertible Preferred Stock, Series A, $.01 par value; 20,000,000 shares authorized; shares issued and outstanding: March 31, 2014 and December 31, 2013—9,775,000; aggregate liquidation value: March 31, 2014 and December 31, 2013—$977,500	98	98
Additional paid-in capital	9,473,311	9,482,769
Accumulated other comprehensive income (loss)	4,059	(23,612)
Dividends in excess of earnings	(2,562,541)	(2,535,879)

Total CCIC stockholders’ equity	6,918,265	6,926,717
Noncontrolling interest	16,402	14,458

Total equity	6,934,667	6,941,175

Total liabilities and equity	$20,569,666	$20,594,908

News Release continued:	Page 19

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2014	2013
Net revenues:
Site rental	$747,162	$615,415
Network services and other	128,788	124,645

Net revenues	875,950	740,060

Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	228,076	177,606
Network services and other	72,874	77,377
General and administrative	64,849	58,246
Asset write-down charges	2,733	3,715
Acquisition and integration costs	5,659	1,602
Depreciation, amortization and accretion	250,191	186,459

Total operating expenses	624,382	505,005

Operating income (loss)	251,568	235,055
Interest expense and amortization of deferred financing costs	(146,400)	(164,369)
Gains (losses) on retirement of long-term obligations	—	(35,909)
Interest income	173	297
Other income (expense)	(2,736)	(629)

Income (loss) before income taxes	102,605	34,445
Benefit (provision) for income taxes	188	(17,708)

Net income (loss)	102,793	16,737
Less: net income (loss) attributable to the noncontrolling interest	1,296	1,275

Net income (loss) attributable to CCIC stockholders	101,497	15,462
Dividends on preferred stock	(10,997)	—

Net income (loss) attributable to CCIC common stockholders	$90,500	$15,462

Net income (loss) attributable to CCIC common stockholders, per common share:
Basic	$0.27	$0.05
Diluted	$0.27	$0.05

Weighted-average common shares outstanding (in thousands):
Basic	332,034	291,102
Diluted	333,045	292,570

News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$102,793	$16,737
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	250,191	186,459
Gains (losses) on retirement of long-term obligations	—	35,909
Amortization of deferred financing costs and other non-cash interest	20,881	36,920
Stock-based compensation expense	11,956	10,029
Asset write-down charges	2,733	3,715
Deferred income tax benefit (provision)	(2,332)	14,740
Other adjustments, net	(774)	765
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	23,278	31,539
Decrease (increase) in assets	(46,443)	(50,187)

Net cash provided by (used for) operating activities	362,283	286,626

Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(62,228)	(12,810)
Capital expenditures	(142,943)	(116,353)
Other investing activities, net	952	147

Net cash provided by (used for) investing activities	(204,219)	(129,016)

Cash flows from financing activities:
Principal payments on debt and other long-term obligations	(27,739)	(25,333)
Purchases and redemptions of long-term debt	—	(644,422)
Purchases of capital stock	(21,417)	(23,579)
Borrowings under revolving credit facility	83,000	—
Payments under revolving credit facility	(89,000)	(165,000)
Payments for financing costs	(5,854)	(3,927)
Net decrease (increase) in restricted cash	14,743	425,774
Cash dividends paid on common stock	(116,829)	—
Cash dividends paid on preferred stock	(11,363)	—

Net cash provided by (used for) financing activities	(174,459)	(436,487)

Effect of exchange rate changes on cash	(6,462)	(1,622)

Net increase (decrease) in cash and cash equivalents	(22,857)	(280,499)
Cash and cash equivalents at beginning of period	223,394	441,364

Cash and cash equivalents at end of period	$200,537	$160,865

Supplemental disclosure of cash flow information:
Interest paid	126,540	99,871
Income taxes paid	7,400	2,645